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                                                                    EXHIBIT 2.01

                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT") is entered into as of ___________, 2000, by and between Talarian Corporation, a California corporation ("TALARIAN CALIFORNIA"), and Talarian Corporation, a Delaware corporation ("TALARIAN DELAWARE"). Talarian California and Talarian Delaware are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS".

                                 R E C I T A L S

        A. Talarian California was incorporated on March 28, 1991. Its current authorized capital stock consists of: (i) 20,000,000 shares of Common Stock, no par value ("TALARIAN CALIFORNIA COMMON STOCK"), of which [6,044,171] shares are issued and outstanding; and (ii) 8,920,970 shares of Preferred Stock, no par value ("TALARIAN CALIFORNIA PREFERRED STOCK"), of which 8,752,496 shares are issued and outstanding, consisting of 2,034,320 shares of Series A Preferred Stock, 1,388,889 shares of Series B Preferred Stock, 3,775,000 shares of Series C Preferred Stock and 1,571,055 shares of Series D Preferred Stock.

        B. Talarian Delaware was incorporated on March 27, 2000. Its authorized capital stock consists of sixty-three million eight hundred eighty-two thousand five hundred ninety-eight (63,882,598) shares, consisting of two classes: fifty million (50,000,000) shares of Common Stock, with a par value of $0.001 per share ("TALARIAN DELAWARE COMMON Stock"), of which one thousand (1,000) shares are issued and outstanding and thirteen million eight hundred eighty-two thousand five hundred ninety-eight (13,882,598) shares of Preferred Stock, $0.001 par value per share, consisting of two million one hundred fourteen thousand three hundred twenty (2,114,320) shares designated "Series A Preferred Stock"; one million four hundred twenty-two thousand two hundred twenty-three (1,422,223) shares designated "Series B Preferred Stock"; three million seven hundred seventy-five thousand (3,775,000) shares designated "Series C Preferred Stock", one million five hundred seventy-one thousand fifty-five (1,571,055) shares designated "Series D Preferred Stock" and five million (5,000,000) shares undesignated Preferred Stock.

        C. The respective Boards of Directors of Talarian California and Talarian Delaware deem it advisable and to the advantage of each of the Constituent Corporations that Talarian California merge with and into Talarian Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Talarian California from California to Delaware.

        D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

        NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Talarian California shall merge with and into Talarian Delaware on the following terms, conditions and other provisions:


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        1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below),
Talarian California shall be merged with and into Talarian Delaware (the "MERGER"), and Talarian Delaware shall be the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of California, or upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware, whichever later occurs (the "EFFECTIVE TIME").

        2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Talarian California shall cease; the corporate identity, existence, powers, rights and immunities of Talarian Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and Talarian Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Talarian California, all without further act or deed.

        3. GOVERNING DOCUMENTS. At the Effective Time, (i) the Certificate of Incorporation of Talarian Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Talarian Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

        4. DIRECTORS AND OFFICERS. At the Effective Time, the directors of Talarian Delaware shall be and become the directors of the Surviving Corporation, and the officers of Talarian Delaware shall be and become the officers (holding the same offices) of the Surviving Corporation, and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        5. CONVERSION OF SHARES OF TALARIAN CALIFORNIA. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Talarian California Common Stock issued and outstanding immediately prior thereto shall be converted into one fully paid and nonassessable share of Talarian Delaware Common Stock, (ii) each share of Talarian California Series A Preferred Stock issued and outstanding immediately prior thereto shall be automatically converted into one fully paid and nonassessable share of Talarian Delaware Series A Preferred Stock, (iii) each share of Talarian California Series B Preferred Stock issued and outstanding immediately prior thereto shall be automatically converted into one fully paid and nonassessable share of Talarian Delaware Series B Preferred Stock, (iv) each share of Talarian California Series C Preferred Stock issued and outstanding immediately prior thereto shall be automatically converted into one fully paid and nonassessable share of Talarian Delaware Series C Preferred Stock, and (iv) each share of Talarian California Series D Preferred Stock issued and outstanding immediately prior thereto shall be automatically converted into one fully paid and nonassessable share of Talarian Delaware Series D Preferred Stock.

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        6. CANCELLATION OF SHARES OF TALARIAN DELAWARE. At the Effective Time,
by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, all of the previously issued and outstanding shares of Talarian Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically canceled and returned to the status of authorized but unissued shares.

        7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Talarian California Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Talarian Delaware Common Stock into which such shares of Talarian California Common Stock are converted as provided herein. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of a series of Talarian California Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of the series of shares of Talarian Delaware Preferred Stock, into which such shares of Talarian California Preferred Stock are converted as provided herein. The registered owner on the books and records of Talarian California of any such outstanding stock certificate for Talarian California Common Stock or Talarian California Preferred Stock shall, until such certificate is surrendered for transfer or otherwise accounted for to Talarian Delaware or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Talarian Delaware Common Stock or Talarian Delaware Preferred Stock evidenced by such outstanding certificate as provided above.

        8. CONVERSION OF OPTIONS AND WARRANTS. At the Effective Time, all outstanding and unexercised portions of all options to purchase Talarian California Common Stock under the Talarian California 1991 Stock Option Plan, the Talarian California 1998 Equity Incentive Plan, the WhiteBarn, Inc. 1991 Stock Option Plan and the WhiteBarn, Inc. 2000 Equity Incentive Plan (collectively, the "EXISTING PLANS"), and all other outstanding options to purchase Talarian California Common Stock granted outside the Existing Plans, shall be become options to purchase the same number of shares of Talarian Delaware Common Stock at the same exercise price per share and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), if applicable, and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Existing Plans or Option Agreement under which such options were granted). Continuous employment with Talarian California will be credited to an optionee for purposes of determining the vesting of the number of shares of Talarian Delaware Common Stock subject to exercise under a converted Talarian California option at the Effective Time. At the Effective Time, Talarian Delaware shall adopt and assume the Existing Plans. Additionally, at the Effective Time, all outstanding and unexercised portions of all warrants to purchase or acquire Talarian California Common Stock or any series of Talarian California Preferred Stock shall become warrants to purchase or acquire the same number of shares of Talarian Delaware Common Stock or the corresponding series of Talarian Delaware Preferred Stock, as the case may be, at the same exercise price per share and with the same term, exercisability, and all other material terms and conditions.

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        9. FRACTIONAL SHARES. No fractional shares of Talarian Delaware Common
Stock or Talarian Delaware Preferred Stock will be issued in connection with the Merger. In lieu thereof, Talarian Delaware shall pay each shareholder of Talarian California who would otherwise be entitled to receive a fractional share of Talarian Delaware Common Stock or Talarian Delaware Preferred Stock (assuming the aggregation of all shares held by the same holder of more than one stock certificate representing shares of Talarian California Common Stock or Talarian Delaware Preferred Stock, as the case may be) cash in the amount equal to the applicable fraction multiplied by the fair market value of a share of Talarian Delaware Common Stock or Talarian Delaware Preferred Stock, as the case may be, as determined by the Board of Directors of Talarian Delaware in good faith (the "FAIR MARKET VALUE PER SHARE"). Upon exercise of each assumed option or warrant of Talarian California to purchase Talarian Delaware Common Stock or Talarian Delaware Preferred Stock, cash will be paid by Talarian Delaware in lieu of any fractional share of Talarian Delaware Common Stock or Talarian Delaware Preferred Stock, respectively, issuable upon exercise of such option or warrant, and the amount of cash received for such fractional share shall be the Fair Market Value Per Share at the time of exercise thereof multiplied by the applicable fraction, less the unpaid exercise price per share for such fraction.

        10. EMPLOYEE BENEFIT PLANS. At the Effective Time, the obligations of Talarian California under or with respect to every plan, trust, program and benefit then in effect or administered by Talarian California for the benefit of the directors, officers and employees of Talarian California or any of its subsidiaries shall become the lawful obligations of Talarian Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Talarian Delaware hereby expressly adopts and assumes all obligations of Talarian California under such employee benefit plans.

        11. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Talarian California such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Talarian California, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Talarian California, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

        12. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the shareholders of Talarian California and by the sole stockholder of Talarian Delaware, prior to or at the Effective Time.

        13. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Talarian California or

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Talarian Delaware, notwithstanding approval of this Merger Agreement by the
Boards of Directors and the shareholders of Talarian California and Talarian Delaware.

        14. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of Talarian California and the sole stockholder of Talarian Delaware; provided, however, that any amendment made subsequent to the adoption of this Merger Agreement by the shareholders of Talarian California or the sole stockholder of Talarian Delaware shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Talarian California; (ii) alter or change of any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or
(iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Talarian California or Talarian Delaware.

        15. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

        16. GOVERNING LAW. This Merger Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of Talarian Delaware and the Merger.

        17. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



                            [Signature Page Follows]

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        IN WITNESS WHEREOF, this the parties hereto have caused this Merger
Agreement to be duly executed on the date and year first above written.

TALARIAN CORPORATION                               TALARIAN CORPORATION
(a California corporation)                         (a Delaware corporation)



By:______________________________________          By:______________________________________
    Paul A. Larson,                                   Paul A. Larson,
    President and Chief Executive Officer             President and Chief Executive Officer



By:______________________________________          By:______________________________________
    Thomas J. Laffey,                                 Thomas J. Laffey,
    Secretary                                         Secretary





                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]